Exhibit 16.1

September 26, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sir/Madam:

We have read Item 4.01(a) of Palisade Bio Inc.’s Form 8-K dated September 26, 2022, and we agree with the statements made therein. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ BDO USA, LLP